EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Nortech Systems Incorporated of our report dated March 8, 2017, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Nortech Systems Incorporated for the year ended December 31, 2016.

/s/ RSM US LLP
Minneapolis, Minnesota
March 27, 2018